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                                 [LETTERHEAD]


December 1, 1998





Dear Unit Holder:

Enclosed with this letter please find Supplement No. 1 to our Offer to Purchase dated November 27, 1998. We encourage you to read the enclosed Supplement carefully in conjunction with our Offer to Purchase.

Please remember that Smithtown Bay's $950.00 per/Unit purchase price is a significant premium to any other tender offer you may have received. Particularly, you may have received an offer from a group doing business as Madison Liquidity Investors 104, LLC

                      OUR OFFER            $950.00
                      Madison's Offer      $750.00

         OUR OFFER IS $200 PER/UNIT (26%) PREMIUM TO "MADISON'S" OFFER

If you wish to sell some or all of your Units now:

     X Please read carefully the Offer to Purchase, the enclosed Supplement No. 1 and the Agreement of Transfer and Sale sent to you previously;
     X Complete the Agreement of Transfer and Sale in accordance with the instructions provided;
     X   Sign where indicated, have your signature Medallion Guaranteed and;
     X Return the Agreement of Transfer and Sale to the Purchaser, in the pre-addressed return envelope.

This Offer will expire at 12:00 midnight, Eastern Time, on December 29, 1998, unless extended. If you have any questions or need assistance in completing the Agreement of Transfer and Sale, or need replacement paperwork, please call the Depositary at 1-800-500-3243.

                                       Very truly yours,

                                       Smithtown Bay, LLC